                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (AMOUNTS IN THOUSANDS)
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
                                                                    HISTORICAL                                PRO FORMA
                                               -----------------------------------------------------  -------------------------
                                                              YEAR ENDED DECEMBER 31,                  YEAR ENDED DECEMBER 31,

                                                 1993       1994       1995       1996       1997        1996          1997
                                               ---------  ---------  ---------  ---------  ---------  -----------  ------------
Income before income taxes...................  $  24,828  $  41,407  $  47,322  $  43,916  $  49,995   $   8,726    $   14,805

Less
---------------------------------------------
  Equity in earnings of AKW..................         --         --         --         --     (4,197)         --    $   (4,197)
  Capitalized interest.......................       (977)      (177)       (97)        --         --          --            --
Plus
---------------------------------------------
  Cash received from AKW.....................         --         --         --         --      2,483          --         2,483
  Fixed charges..............................      1,937        611        535        374        486      35,064        35,176
                                               ---------  ---------  ---------  ---------  ---------  -----------  ------------
Earnings computation.........................  $  25,788  $  41,841  $  47,760  $  44,290  $  48,767   $  43,790    $   48,267
                                               ---------  ---------  ---------  ---------  ---------  -----------  ------------
                                               ---------  ---------  ---------  ---------  ---------  -----------  ------------

Fixed charges
---------------------------------------------
  Interest expense...........................  $     614  $      90  $      35  $      33  $     145   $  34,723    $   34,835
  Capitalized interest.......................        977        177         97         --         --          --            --
  Interest portion of rent expense...........        346        344        403        341        341         341           341
                                               ---------  ---------  ---------  ---------  ---------  -----------  ------------
                                               $   1,937  $     611  $     535  $     374  $     486   $  35,064    $   35,176
                                               ---------  ---------  ---------  ---------  ---------  -----------  ------------
                                               ---------  ---------  ---------  ---------  ---------  -----------  ------------

Ratio of earnings to fixed charges...........       13.3       68.5       89.3      118.4      100.4        1.25          1.37
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